Exhibit 4.9
Description of Securities
Registered Pursuant to Section 12 of the Securities Exchange Act of 1934
As used below, the terms “Aptiv,” the “Company,” “we,” “us,” and “our” refer to Aptiv PLC, as issuer of the following securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended: (i) ordinary shares, par value $0.01 per share (the “ordinary shares”), (ii) 5.50% mandatory convertible preferred shares, series A, par value $0.01 per share (the “preferred shares”), (iii) 1.500% Senior Notes due 2025 (the “2025 notes”), (iv) 4.250% Senior Notes due 2026 (the “2026 notes”), (v) 1.600% Senior Notes due 2028 (the “2028 notes”), (vi) 4.350% Senior Notes due 2029 (the “2029 notes”), (vii) 4.400% Senior Notes due 2046 (the “2046 notes”) and (viii) 5.400% Senior Notes due 2049 (the “2049 notes,” and together with the 2025 notes, 2026 notes, 2028 notes, 2029 notes and 2046 notes, the “notes”).
DESCRIPTION OF SHARE CAPITAL
Ordinary Shares
As of January 29, 2021, there were 270,025,374 ordinary shares issued and outstanding. All outstanding ordinary shares are validly issued, fully paid and non-assessable. The ordinary shares do not have preemptive, subscription or redemption rights. Neither our Memorandum of Association or Articles of Association nor the laws of Jersey restrict in any way the ownership or voting of ordinary shares held by non-residents of Jersey
The following description is a summary of the material terms of our Articles of Association and Memorandum of Association (as amended, our “Articles of Association” and “Memorandum of Association,” respectively). The summary is not complete. The Articles of Association and Memorandum of Association are incorporated by reference as exhibits to the Annual Report on Form 10-K to which this exhibit is a part. You should read the Articles of Association and Memorandum of Association for the provisions that are important to you
Dividend and Liquidation Rights. Holders of ordinary shares are entitled to receive equally, share for share, any dividends that may be declared in respect of our ordinary shares by the Board of Directors out of funds legally available therefor. If, in the future, we declare cash dividends, such dividends will be payable in U.S. dollars. In the event of our liquidation, after satisfaction of liabilities to creditors, holders of ordinary shares are entitled to share pro rata in our net assets. Such rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class or series of preferred shares that may be authorized in the future. Our Board of Directors has the power to declare such interim dividends as it determines. Declaration of a final dividend (not exceeding the amounts proposed by our Board of Directors) requires shareholder approval by adoption of an ordinary resolution. Failure to obtain such shareholder approval does not affect previously paid interim dividends.
Voting, Shareholder Meetings and Resolutions. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of holders of ordinary shares. These voting rights may be affected by the grant of any special voting rights to the holders of a class or series of preferred shares that may be authorized in the future. Pursuant to Jersey law, an annual general meeting shall be held once every calendar year at the time (within a period of not more than 18 months after the last preceding annual general meeting) and at the place as may be determined by the Board of Directors. The quorum required for an ordinary meeting of shareholders consists of shareholders present in person or by proxy who hold or represent between them a majority of the outstanding shares entitled to vote at such meeting.

An ordinary resolution (such as a resolution for the declaration of dividends) requires approval by the holders of a majority of the voting rights represented at a meeting, in person or by proxy, and voting thereon.
Amendments to Governing Documents. A special resolution (such as, for example, a resolution amending our Memorandum of Association or Articles of Association or approving any change in authorized capitalization, or a liquidation or winding-up) requires approval of the holders of two-thirds of the voting rights represented at the meeting, in person or by proxy, and voting thereon. A special resolution can only be considered if shareholders receive at least fourteen days’ prior notice of the meeting at which such resolution will be considered.
Requirements for Advance Notification of Shareholder Nominations and Proposals. Our Articles of Association establish advance notice and related procedures with respect to shareholder proposals and nomination of candidates for election as directors.
Limits on Written Consents. Any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing in lieu of a meeting of such shareholders.
Transfer of Shares and Notices. Fully paid ordinary shares are issued in registered form and may be freely transferred pursuant to the Articles of Association unless the transfer is restricted by applicable securities laws or prohibited by another instrument. Each shareholder of record is entitled to receive at least fourteen days’ prior notice (excluding the day of notice and the day of the meeting) of an ordinary shareholders’ meeting and of any shareholders’ meeting at which a special resolution is to be adopted. For the purposes of determining the shareholders entitled to notice and to vote at the meeting, the Board of Directors may fix a date as the date for any such determination.
Modification of Class Rights. The rights attached to any class (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.
Election and Removal of Directors. The ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares that represent more than 50% of the voting power have the power to elect any of our directors who are up for election. All of our directors will be elected at each annual meeting.
Our Board of Directors currently consists of 12 directors. Our Articles of Association state that shareholders may only remove a director for cause. Our Board of Directors has sole power to fill any vacancy occurring as a result of the death, disability, removal or resignation of a director or as a result of an increase in the size of the Board of Directors.
Applicability of U.K. Takeover Code. We do not believe that the U.K. City Code on Takeovers and Mergers will apply to takeover transactions for the Company.
Listing. Our ordinary shares are listed on the New York Stock Exchange under the symbol “APTV.”
Transfer Agent and Registrar. The U.S. transfer agent and registrar for the ordinary shares is Computershare Trust Company, N.A. The U.S. transfer agent and registrar’s address is 250 Royall Street, Canton, MA 02021, Attention: Client Administration. Computershare Investor Services (Jersey) Limited is the transfer agent and registrar for the ordinary shares in Jersey and its address is Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES.

Preferred Shares
As of January 29, 2021, there were 11,500,000 5.50% Series A Mandatory Convertible Preferred Shares, par value $0.01 per share and liquidation preference $100.00 per share (the “mandatory convertible preferred shares”) issued and outstanding. All outstanding mandatory convertible preferred shares are validly issued, fully paid and non-assessable.
In connection with the issuance of the mandatory convertible preferred shares, we adopted a Statement of Rights (the “Statement of Rights”) to establish the preferences, limitations and relative rights of the mandatory convertible preferred shares. Below we have summarized certain terms and provisions of the Statement of Rights. The summary is not complete. The Statement of Rights has been incorporated by reference as an exhibit to the Annual Report on Form 10-K to which this exhibit is a part. You should read the Statement of Rights for the provisions which may be important to you.
Conversion Rights. The mandatory convertible preferred shares will initially be convertible into an aggregate of up to 15,148,950 ordinary shares, in each case subject to anti-dilution, make-whole and other adjustments, as described in the Statement of Rights governing the mandatory convertible preferred shares. Unless converted earlier in accordance with the terms of the Statement of Rights governing the mandatory convertible preferred shares, each mandatory convertible preferred share will convert automatically on the mandatory conversion date, which is expected to be June 15, 2023, into between 1.0754 and 1.3173 ordinary shares, subject to anti-dilution and other adjustments. The number of ordinary shares issuable upon conversion will be determined based on the average volume weighted average price per ordinary share over the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately prior to June 15, 2023.
Dividends. Dividends on the mandatory convertible preferred shares will be payable on a cumulative basis when, as and if declared by our board of directors, or an authorized committee thereof, at an annual rate of 5.50% of the liquidation preference of $100.00 per mandatory convertible preferred share, and may be paid in cash or, subject to certain limitations, in ordinary shares, or in any combination of cash and ordinary shares. If declared, dividends on the mandatory convertible preferred shares will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2020 and ending on, and including, June 15, 2023.
Ranking. Our ordinary shares will rank junior to our mandatory convertible preferred shares, if issued, with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding up of our affairs. Subject to certain exceptions, so long as any of our mandatory convertible preferred shares remain outstanding, no dividend or distributions will be declared or paid on our ordinary shares or any other class or series of share capital ranking junior to the mandatory convertible preferred shares, and no ordinary shares or any other class or series of stock ranking junior or on parity with the mandatory convertible preferred shares shall be, directly or indirectly, purchased, redeemed, or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of ordinary shares have been set aside for the payment of such dividends upon, all outstanding mandatory convertible preferred shares.
Liquidation Rights. In addition, upon our voluntary or involuntary liquidation, winding-up or dissolution, each holder of mandatory convertible preferred shares will be entitled to receive a liquidation preference in the amount of $100.00 per mandatory convertible preferred share, plus an amount equal to accumulated and unpaid dividends on such shares, whether or not declared, to, but excluding, the date fixed for liquidation, winding-up or dissolution, to be paid out of our assets legally available for distribution to our shareholders after satisfaction of liabilities to our creditors and holders of our share capital ranking senior to the mandatory convertible preferred shares as to distribution rights upon our liquidation, winding-up or dissolution, and before any payment or distribution is made to holders of any class or series of our share capital ranking junior to the mandatory convertible preferred shares as to distribution rights upon our liquidation, winding-up or dissolution, including, without limitation, our ordinary shares.
Voting Rights; Shareholder Meetings; Election and Removal of Directors. The holders of the mandatory convertible preferred shares will not have voting rights except as described below and as specifically required by Jersey law from time to time.
Whenever dividends on any mandatory convertible preferred shares have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods (a “nonpayment”), the authorized number of directors on our board of directors will, at the next annual meeting of shareholders or at a special meeting of shareholders as provided below, automatically be increased by two and the holders of record of the mandatory convertible preferred shares, voting together as a single class with holders of record of any and all other series of voting preferred shares (as defined below) then outstanding, will be entitled, at our next annual or at a special meeting of shareholders, to vote for the election of a total of two additional members of our board of directors (“preferred share directors”); provided that the election of any such directors will not cause us to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that our board of directors shall, at no time, include more than two preferred share directors.
In the event of a nonpayment, the holders of at least 25% of the mandatory convertible preferred shares and any other series of voting preferred shares may request that a special meeting of shareholders be called to elect such preferred share directors (provided that, to the extent permitted by our memorandum and article of association, if our next annual or a special meeting of shareholders is scheduled to be held within 90 days of the receipt of such request, the election of such preferred share directors will be included in the agenda for and will be held at such scheduled annual or special meeting of shareholders). The preferred share directors will stand for reelection annually, at each subsequent annual meeting of the shareholders, so long as the holders of the mandatory convertible preferred shares continue to have such voting rights.
At any meeting at which the holders of the mandatory convertible preferred shares are entitled to elect preferred share directors, the holders of a majority of the then outstanding mandatory convertible preferred shares and all other series of voting preferred shares, present in person or represented by proxy, will constitute a quorum and the vote of the holders of a majority of such mandatory convertible preferred shares and other voting preferred shares so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the preferred share directors.
As used herein, “voting preferred shares” means any class or series of our share capital, in addition to and established after the initial issuance of the mandatory convertible preferred shares, ranking on parity with the mandatory convertible preferred shares as to dividends and distribution rights upon our liquidation, winding up or dissolution and upon which like voting rights for the election of directors have been conferred and are exercisable. Whether a plurality, majority or other portion in voting power of the mandatory convertible preferred shares and any other voting preferred shares have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the mandatory convertible preferred shares and such other voting preferred shares voted.
If and when all accumulated and unpaid dividends have been paid in full (a “nonpayment remedy”), the holders of the mandatory convertible preferred shares shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of the mandatory convertible preferred shares and all other holders of voting preferred shares have terminated, the term of office of each preferred share director so elected will terminate at such time and the authorized number of directors on our board of directors shall automatically decrease by two.
Any preferred share director may be removed at any time, with or without cause by the holders of record of a majority in voting power of the outstanding mandatory convertible preferred shares and any other series of voting preferred shares then outstanding (voting together as a class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred share director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred share director remaining in office, except in the event that such vacancy is created as a result of such preferred share director being removed or if no preferred share director remains in office, such vacancy may be filled by a vote of the holders of record of a majority in voting power of the outstanding mandatory convertible preferred shares and any other series of voting preferred shares then outstanding (voting together as a single class) when they have the voting rights described above; provided that the election of any such preferred share directors will not cause us to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The preferred share directors will each be entitled to one vote per director on any matter that comes before our board of directors for a vote.
The mandatory convertible preferred shares will have certain other voting rights with respect to certain amendments to our memorandum and articles of association or the Statement of Rights establishing the terms of the mandatory convertible preferred shares or certain other transactions as described in such certificate of designations.
Listing. Our mandatory convertible preferred shares are listed on the New York Stock Exchange under the symbol “APTV.”
Transfer Agent and Registrar. The U.S. transfer agent and registrar for the mandatory convertible preferred shares is Computershare Trust Company, N.A. The U.S. transfer agent and registrar’s address is 250 Royall Street, Canton, MA 02021, Attention: Client Administration. Computershare Investor Services (Jersey) Limited is the transfer agent and registrar for the ordinary shares in Jersey and its address is Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES.
DESCRIPTION OF NOTES
We have previously filed a registration statement on Form S-3 (File No. 333-185558), which was filed with the Securities and Exchange Commission (the “SEC”) on December 19, 2012 and covers the issuance of the 2025 notes, a registration statement on Form S-3 (File No. 333-207700), which was filed with the SEC on October 30, 2015 and covers the issuance of the 2025 notes, the 2026 notes, the 2028 notes and the 2046 notes, and a registration statement on Form S-3 (File No. 333-228021), which was filed with the SEC on October 26, 2018 and covers the issuance of the 2029 notes and the 2049 notes.
The notes were issued under an indenture dated as of March 10, 2015, as supplemented from time to time, among us, the guarantors named therein, Wilmington Trust, National Association, as trustee, and Deutsche Bank Trust Company Americas, as registrar, paying agent and authenticating agent (the “indenture”). Below we have summarized certain terms and provisions of the indenture and related supplemental indentures. The summary is not complete. The indenture and related supplemental indentures have been incorporated by reference as exhibits to the Annual Report on Form 10-K to which this exhibit is a part. You should read the indenture and related supplemental indentures for the provisions which may be important to you. The indentures are related supplemental indentures are subject to and governed by the Trust Indenture Act of 1939, as amended.
General
Principal Amounts; Interest Payments and Record Dates; Listing. The 2025 notes were initially limited to an aggregate principal amount of €700,000,000. The 2025 notes bear interest, payable annually on each March 10, to the persons in whose names such notes are registered at the close of business on February 23 (whether or not a business day), immediately preceding such March 10. The 2025 notes will mature on March 10, 2025. The 2025 notes are listed on the New York Stock Exchange under the symbol “APTV.”
The 2026 notes were initially limited to an aggregate principal amount of $650,000,000. The 2026 notes bear interest, payable semi-annually on each January 15 and July 15, to the persons in whose names such notes are registered at the close of business on January 1 (whether or not a business day), immediately preceding such January 15 and on July 1 (whether or not a business day), immediately preceding such July 15. The 2026 notes will mature on January 15, 2026. The 2026 notes are listed on the New York Stock Exchange under the symbol “APTV.”
The 2028 notes were initially limited to an aggregate principal amount of €500,000,000. The 2028 notes bear interest, payable annually on each September 15, to the persons in whose names such notes are registered at the close of business on September 1 (whether or not a business day), immediately preceding such September 15. The 2028 notes will mature on September 15, 2028. The 2028 notes are listed on the New York Stock Exchange under the symbol “APTV.”
The 2029 notes were initially limited to an aggregate principal amount of $300,000,000. The 2029 notes bear interest, payable semi-annually on each March 15 and September 15, to the persons in whose names such notes are registered at the close of business on March 1 (whether or not a business day), immediately preceding such March 15 and on September 1 (whether or not a business day), immediately preceding such September 15. The 2029 notes will mature on March 15, 2029. The 2029 notes are listed on the New York Stock Exchange under the symbol “APTV.”
The 2046 notes were initially limited to an aggregate principal amount of $300,000,000. The 2046 notes bear interest, payable semi-annually on each April 1 and October 1, to the persons in whose names such notes are registered at the close of business on March 15 (whether or not a business day), immediately preceding such April 1 and on September 15 (whether or not a business day), immediately preceding such October 1. The 2046 notes will mature on October 1, 2046. The 2046 notes are listed on the New York Stock Exchange under the symbol “APTV.”
The 2049 notes were initially limited to an aggregate principal amount of $350,000,000. The 2049 notes bear interest, payable semi-annually on each March 15 and September 15, to the persons in whose names such notes are registered at the close of business on March 1 (whether or not a business day), immediately preceding such March 15 and on September 1 (whether or not a business day), immediately preceding such September 15. The 2049 notes will mature on March 15, 2049. The 2049 notes are listed on the New York Stock Exchange under the symbol “APTV.”
Ranking. The notes and the note guarantees are unsecured and rank pari passu in right of payment with any other senior indebtedness of Aptiv and the guarantors, respectively. Secured debt and other secured obligations of Aptiv will be effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations.
No Sinking Fund. No series of notes is subject to any sinking fund.

Additional Notes. We may, without the consent of the existing holders of the notes of a series, issue additional notes of such series having the same terms (except issue date, date from which interest accrues and, in some cases, the first interest payment date) so that the existing notes of such series and the new notes of such series form a single series under the indenture. As of February 1, 2021, no such additional notes have been issued.
Minimum Denominations. The 2025 notes and 2028 notes were issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The 2026 notes, 2029 notes, 2046 notes and 2049 notes were issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.
Interest Payments. Interest on the 2025 notes and the 2028 notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the date from which interest begins to accrue for the period to, but excluding, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association. Interest on the 2026 notes, the 2029 notes, the 2046 notes and the 2049 notes will be computed on the basis of a 360-day year of twelve 30-day months.
Guarantees. The payment of the principal, premium and interest on the notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by certain of our subsidiaries that are obligors under Aptiv Corporation’s outstanding notes and our credit facility. Under certain circumstances, the subsidiary guarantors may be released from the guarantees without the consent of the holders of the notes.
Optional Redemption
Definitions
“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by us.
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determined to be appropriate for determining the Comparable Government Bond Rate.
“Treasury Rate” means, with respect to any redemption date: the weekly average of the yields in each statistical release for the immediately preceding week designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes of the applicable series to be redeemed from the redemption date to the applicable maturity date (“Remaining Life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such notes of the applicable series.
“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the Independent Investment Banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.
“Independent Investment Banker” means one of the Reference Treasury Dealers as specified by the issuer, or, if those firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the issuer.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the calculation date.
2025 notes. At any time prior to December 10, 2024, we may at our option redeem the 2025 notes, in whole or in part, at a redemption price equal to the greater of: (a) 100% of the principal amount of the notes to be redeemed; and (b) the sum of the present value of (i) the redemption price (100% of the principal amount of the 2025 notes to be redeemed) on December 10, 2024 and (ii) all required remaining scheduled interest payments due on the 2025 notes to be redeemed through December 10, 2024 (not including any portion of such payments of interest accrued and unpaid to the date of redemption) discounted to the date of redemption on an annual basis (Actual/Actual ICMA) at the applicable Comparable Government Bond Rate plus 20 basis points, plus accrued and unpaid interest on the principal amount of the 2025 notes to be redeemed to, but not including, the redemption date. If the 2025 notes are redeemed at any time on or after December 10, 2024, the 2025 notes may be redeemed at a redemption price equal to 100% of the principal amount of the 2025 notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.
2026 notes. At any time prior to October 15, 2025, we may at our option redeem the 2026 notes, in whole or in part, at a redemption price equal to the greater of: (A) 100% of the principal amount of the 2026 notes to be redeemed; and (B) the sum of the present value of (i) the redemption price (100% of the principal amount of the 2026 notes to be redeemed) on October 15, 2025 and (ii) all required remaining scheduled interest payments due on the 2026 notes to be redeemed through October 15, 2025 (not including any portion of such payments of interest accrued and unpaid to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points; plus accrued and unpaid interest on the principal amount of the 2026 notes to be redeemed to, but not including, the redemption date. If the 2026 notes are redeemed at any time on or after October 15, 2025, the 2026 notes may be redeemed at a redemption price equal to 100% of the principal amount of the 2026 notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.
2028 notes. At any time prior to June 15, 2028, we may at our option redeem the 2028 notes, in whole or in part, at a redemption price equal to the greater of: (A) 100% of the principal amount of the

2028 notes to be redeemed; and (B) the sum of the present value of (i) the redemption price (100% of the principal amount of the 2028 notes to be redeemed) on June 15, 2028 and (ii) all required remaining scheduled interest payments due on the 2028 notes to be redeemed through June 15, 2028 (not including any portion of such payments of interest accrued and unpaid to the Redemption Date) discounted to the Redemption Date on an annual basis (Actual/Actual ICMA) at the applicable Comparable Government Bond Rate plus 25 basis points, plus accrued and unpaid interest on the principal amount of the 2028 notes to be redeemed to, but not including, the Redemption Date. If the 2028 notes are redeemed at any time on or after June 15, 2028, the 2028 notes may be redeemed at a redemption price equal to 100% of the principal amount of the 2028 notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date.
2029 notes. At any time prior to December 15, 2028, we may at our option redeem the 2029 notes, in whole or in part, at a redemption price equal to the greater of: (A) 100% of the principal amount of the 2029 notes to be redeemed; and (B) the sum of the present value of (i) the redemption price (100% of the principal amount of the 2029 notes to be redeemed) on December 15, 2028 and (ii) all required remaining scheduled interest payments due on the 2029 notes to be redeemed through December 15, 2028 (not including any portion of such payments of interest accrued and unpaid to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points; plus accrued and unpaid interest on the principal amount of the 2029 notes to be redeemed to, but not including, the redemption date. If the 2029 notes are redeemed at any time on or after December 15, 2028, the 2029 notes may be redeemed at a redemption price equal to 100% of the principal amount of the 2029 notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.
2046 notes. At any time prior to April 1, 2046, we may at our option redeem the 2046 notes, in whole or in part, at a redemption price equal to the greater of: (A) 100% of the principal amount of the 2046 notes to be redeemed; and (B) the sum of the present value of (i) the redemption price (100% of the principal amount of the 2046 notes to be redeemed) on April 1, 2046 and (ii) all required remaining scheduled interest payments due on the 2046 notes to be redeemed through April 1, 2046 (not including any portion of such payments of interest accrued and unpaid to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus accrued and unpaid interest on the principal amount of the 2046 notes to be redeemed to, but not including, the redemption date. If the 2046 notes are redeemed at any time on or after April 1, 2046, the 2046 notes may be redeemed at a redemption price equal to 100% of the principal amount of the 2046 notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.
2049 notes. At any time prior to September 15, 2048, we may at our option redeem the 2049 notes, in whole or in part, at a redemption price equal to the greater of: (A) 100% of the principal amount of the 2049 notes to be redeemed; and (B) the sum of the present value of (i) the redemption price (100% of the principal amount of the 2049 notes to be redeemed) on September 15, 2048 and (ii) all required remaining scheduled interest payments due on the 2049 notes to be redeemed through September 15, 2048 (not including any portion of such payments of interest accrued and unpaid to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 37.5 basis points; plus accrued and unpaid interest on the principal amount of the 2049 notes to be redeemed to, but not including, the redemption date. The Treasury Rate will be calculated on the Calculation Date. If the 2049 notes are redeemed at any time on or after September 15, 2048, the 2049 notes may be redeemed at a redemption price equal to 100% of the principal amount of the 2049 notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

General
On and after the applicable redemption date with respect to a series of notes, interest will cease to accrue on such notes or any portion of such notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee or its agent money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes of a series are to be redeemed, the notes of such series to be redeemed shall be selected in accordance with applicable depositary procedures. Additionally, we may at any time repurchase notes in the open market and may hold or surrender such notes to the trustee for cancellation.
Notice of redemption will be transmitted at least 15 days (or 10 days with respect to the 2029 notes and the 2049 notes) but not more than 60 days before the applicable redemption date to each holder of notes to be redeemed. We will be responsible for calculating the redemption price of the notes or portions thereof called for redemption.
Payment of Additional Amounts
If any withholding or deduction for or on account of taxes imposed or levied by or on behalf of the United States, the United Kingdom, Jersey, any other jurisdiction in which we are incorporated, organized, engaged in business or otherwise resident for tax purposes, or any other jurisdiction from or through which such payment is made, or in each case any political subdivision or taxing authority or agency thereof or therein (each, a “Relevant Jurisdiction”) is at any time required by law to be made from any payment made with respect to such notes or the note guarantee, we will pay such additional amounts (“Additional Amounts”) on such notes or in respect of the applicable note guarantee as may be necessary so that the net amount received by each holder of such notes (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received if such taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to taxes:
(1)that would not have been imposed but for the holder or the beneficial owner of such note (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, partnership or corporation) being considered as having a present or former connection with a Relevant Jurisdiction (other than a connection arising solely as a result of the acquisition, ownership or disposition of the notes, the receipt of any payment under or with respect to the notes or any note guarantee, or the exercise or enforcement of any rights under or with respect to the notes, the indenture or any note guarantee), including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled therein or a national thereof or being or having been engaged in a trade or business therein or having or having had a permanent establishment therein;
(2)that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the Relevant Jurisdiction of the holder or beneficial owner, if compliance is required by statute, by regulation of the Relevant Jurisdiction or by an applicable income tax treaty to which the Relevant Jurisdiction is a party as a precondition to exemption from such tax;
(3)payable other than by withholding from payments of principal of or interest on the notes or from payments in respect of a note guarantee;

(4)that would not have been imposed but for a change in law, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;
(5)that are estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property or similar taxes;
(6)required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;
(7)that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30-day period);
(8)that are imposed under Sections 1471 through 1474 of the Code as of the issue date of the applicable series of notes (or any amended or successor provision that is substantively comparable), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code as of the issue date of the applicable series of notes (or any amended or successor provision that is substantively comparable) or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or
(9)in the case of any combination of clauses (1), (2), (3), (4), (5), (6), (7) and (8);
nor shall Additional Amounts be paid with respect to any payment of the principal of or interest, if any, on any note or any payment in respect of a note guarantee to any such holder who is a fiduciary or a partnership that is not the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or the beneficial owner would not have been entitled to such Additional Amounts had it been the holder of the note.
Redemption for Tax Reasons
We may redeem the such notes as a whole but not in part, at our option at any time prior to maturity, upon the giving of a written notice of redemption to the holders, with a copy to the trustee, if we determine that, as a result of: (i) any change in or amendment to the laws, or any regulations or rulings promulgated under the laws, of a Relevant Jurisdiction affecting taxation, or (ii) any change in or amendment to an official position regarding the application or interpretation of the laws, regulations or rulings referred to above, which change or amendment is announced and becomes effective after the issue date of the applicable series of notes (or, if the Relevant Jurisdiction becomes a Relevant Jurisdiction on a date after the issue date of the applicable series of notes, after such later date) (each of the foregoing, a “Change in Tax Law”), we are or will become obligated to pay Additional Amounts with respect to such notes or such note guarantees on the next succeeding interest payment date (but in the case of a guarantor, only if the payments giving rise to such obligation cannot be made by us or another guarantor without the obligation to pay Additional Amounts), and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to us or the guarantors.
The redemption price will be equal to 100% of the principal amount of such notes plus accrued and unpaid interest to but excluding the date fixed for redemption (a “Tax Redemption Date”), and all Additional Amounts (if any) then due or which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of holders of such notes on any record date occurring prior to the Tax Redemption Date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof). The date and the applicable redemption price will be specified in the notice of tax redemption. Notice of such redemption will be irrevocable, and must be mailed by first-class mail to each holder’s registered address, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, not less than 15 nor more than 60 days prior to the earliest date on which we would be obligated to pay such Additional Amounts if a payment in respect of such notes were actually due on such date. No such notice of redemption will be given unless, at the time such notification of redemption is given, such obligation to pay such Additional Amounts remains in effect.
Certain Covenants
Limitation of Liens
We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any lien (the “Initial Lien”) of any nature whatsoever on any principal property or capital stock of a Restricted Subsidiary, whether owned at the issue date of the applicable series of notes or thereafter acquired, which Initial Lien secures any indebtedness, without effectively providing that the notes of the applicable series shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured other than the following (“Permitted Liens”):
(1)Liens securing indebtedness under credit facilities in an aggregate principal amount not to exceed $2,075 million;
(2)pledges or deposits by such person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases, subleases, licenses or sublicenses to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety, stay, customs, replevin or appeal bonds to which such Person is a party, or deposits as security or for the payment of rent, in each case incurred in the ordinary course of business;
(3)Liens imposed by law, such as carriers’, warehousemen’s and mechanics’, materialman’s, repairman’s, landlord’s, workman’s, supplier’s and other like liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other liens arising out of judgments or awards against such Person with respect to which such person shall then be proceeding with an appeal or other proceedings for review;
(4)Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;
(5)Liens in favor of issuers of surety or performance bonds or letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(6)survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)Liens securing indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such person; provided, however, that the lien may not extend to any other property (other than accessions thereto, proceeds and products thereof and property related to the property being financed or through cross-collateralization of individual financings of equipment provided by the same lender) owned by such person or any of its subsidiaries at the time the lien is incurred, and the indebtedness (other than any interest thereon) secured by the lien may not be incurred more than 270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the lien;
(8)Liens existing on the issue date of the applicable series of notes and extensions, renewals, refinancings and replacements of any such liens (including any future liens securing indebtedness that the we designate as a “replacement” of such liens for purposes of this clause, even if such new indebtedness is not issued concurrently with the repayment of the indebtedness so secured, the proceeds thereof are not used to repay such indebtedness secured by such liens or such indebtedness is incurred for different purposes and by a different borrower) so long as the principal amount of indebtedness (including for this purpose, revolving commitments under the relevant credit agreement as in effect on the issue date of the applicable series of notes immediately before the issuance of the notes, which shall be deemed to be outstanding for these purposes even if undrawn) or other obligations secured thereby is not increased (other than to cover premiums, fees, accrued interest and any expenses of such extension, renewal, refinancing or replacement) and so long as such liens are not extended to any other property of ours or any of our subsidiaries (other than pursuant to blanket lien or after acquired property clauses existing in the applicable agreements (including any obligation to have new guarantors provide liens on the same assets owned by us));
(9)Liens on property or shares of stock of another person at the time such other person becomes a subsidiary of such person; provided, however, that such liens are not created, incurred or assumed in connection with, or in contemplation of, such other person becoming such a subsidiary; provided further, however, that such liens do not extend to any other property owned by such person or any of its subsidiaries, except proceeds and products thereof and improvements thereon or pursuant to after acquired property clauses existing in the applicable agreements at the time such person becomes a subsidiary which do not extend to property transferred to such person by us or a Restricted Subsidiary;
(10)Liens on property at the time such person or any of its subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such person or any subsidiary of such person; provided, however, that such liens are not created,    incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the liens do not extend to any other property owned by such person or any of its subsidiaries other than proceeds or products thereof and accessions thereto;
(11)Liens securing indebtedness or other obligations of ours or a subsidiary owing to us or a subsidiary of ours;
(12)Liens to secure any refinancing (or successive refinancings) as a whole, or in part, of any     indebtedness secured by any lien referred to in the foregoing clauses (7), (9) and (10); provided, however, that:

i.such new lien shall be limited to all or part of the same property that secured the original lien (plus improvements, accessions, proceeds, dividends or distributions in respect thereof) and
ii.the indebtedness secured by such lien at such time is not increased to any amount greater than the sum of:
1.the outstanding principal amount or, if greater, committed amount of the indebtedness secured by liens described under clauses (7), (9) or (10) at the time the original lien became a permitted lien under the relevant indenture; and
2.an amount necessary to pay any fees and expenses, including premiums, related to such refinancings;
(13)judgment liens not giving rise to an Event of Default;
(14)Liens securing indebtedness consisting of (A) the financing of insurance premiums with the providers of such insurance or their affiliates and (B) take-or-pay obligations contained in supply arrangements in the ordinary course of business; and
(15)other liens to secure indebtedness as long as the amount of outstanding indebtedness secured by liens incurred pursuant to this clause (15), when aggregated with the amount of attributable debt outstanding and incurred, does not exceed 15.0% of Consolidated Total Assets at the time any such lien is granted; provided, however, notwithstanding whether this clause (15) would otherwise be available to secure indebtedness, liens securing indebtedness originally secured pursuant to this clause (15) may secure refinancing indebtedness in respect of such indebtedness and such refinancing indebtedness shall be deemed to have been secured pursuant to this clause (15).
Limitation on Sale and Leaseback Transactions
We will not, and will not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction with respect to any Principal Property unless:
(1)the sale and leaseback transaction is solely with the us or a subsidiary of us;
(2)the lease is for a period not in excess of 24 months, including renewals;
(3)we or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) through (14) of the definition of “Permitted Liens,” without equally and ratably securing the notes then outstanding under the indenture, to create, incur, issue, assume or guarantee indebtedness secured by a lien on such property in the amount of the attributable debt arising from such sale and leaseback transaction;
(4)we or such Restricted Subsidiary within 360 days after the sale of such Principal Property in connection with such sale and leaseback transaction is completed, applies an amount equal to the net proceeds of the sale of such Principal Property to (i) the permanent retirement of notes, other indebtedness of the issuer ranking on a parity with the notes or our indebtedness or our subsidiary or (ii) the purchase of property; or
(5)the attributable debt of us and our Restricted Subsidiaries in respect of such sale and leaseback transaction and all other sale and leaseback transactions entered into after the issue date of the applicable series of notes (other than any such sale and leaseback transaction as would be permitted as described in clauses (1) through (4) of this sentence), plus the aggregate principal amount of indebtedness secured by liens on properties then outstanding

(not including any such indebtedness secured by liens described in clauses (1) through (14) of the definition of “Permitted Liens”) which do not equally and ratably secure such outstanding notes (or secure such outstanding notes on a basis that is prior to other indebtedness secured thereby), would not exceed 15% of Consolidated Total Assets.
Merger and Consolidation
We will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all our assets in one or a series of related transactions to, any person, unless: (1) the resulting, surviving or transferee person (the “Successor Company”) will be a corporation, limited liability company, limited liability partnership, limited company, or other similar organization organized and existing under the laws of (x) the United States of America or any State thereof or the District of Columbia or (y) the United Kingdom, Jersey and any other jurisdiction in the Channel Islands, any member state of the European Union as in effect on the Issue Date, Switzerland, Bermuda, The Cayman Islands or Singapore, provided that, the Successor Company (if not us) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, all the obligations of the issuer under the indenture and the notes (and, if the Successor Company is not a corporation, we shall cause a corporate co-issuer to become a co-obligor on the notes) and (2) immediately after giving effect to such transaction, no default shall have occurred and be continuing.
In addition, we will not and will not permit any other guarantor to, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets in one or a series of related transactions to, any person unless: (1) (A) the resulting, surviving or transferee person (the “Successor Guarantor”) will be a corporation, limited liability partnership, limited liability company, limited company, or other similar organization (and in the case of any such transaction involving us, such Successor Guarantor shall be organized under the laws of the jurisdiction of organization of the United States of America (or any state thereof or the District of Columbia), the United Kingdom, Jersey and any other jurisdiction in the Channel Islands, any member state of the European Union as in effect on the Issue Date, Switzerland, Bermuda, The Cayman Islands or Singapore, and such person (if not such Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, all the obligations of such guarantor under its note guarantee; (B) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and (2) such Guarantor will be released from its Note Guarantee in connection therewith as provided in the Indenture.
Notwithstanding the first paragraph above or the immediately preceding paragraph: (A) any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us, any guarantor or any subsidiary; and (b) we and any guarantor may merge with an affiliate organized solely for the purpose of our reorganization or that of such guarantor in another jurisdiction.
Definitions
“Consolidated Total Assets” means, at any time, the total consolidated assets of us and our subsidiaries, as shown on our most recent balance sheet at such time calculated on a pro forma basis to give effect to any acquisition or disposition of any person or line of business after the date thereof.
“Principal Property” means any manufacturing or production plant located in the United States of America (including fixtures but excluding leases and other contract rights which might otherwise be deemed real property) owned by us or any Restricted Subsidiary, whether owned on the date hereof or thereafter, provided each such plant has a net book value at the date as of which the determination is being made of in excess of 1% of our Consolidated Total Assets and our subsidiaries, other than any such plant which, in the opinion of the Board of Directors (evidenced by a certified board resolution thereof delivered to the trustee), is not of material importance to the business conducted by us and our subsidiaries taken as a whole.

“Restricted Subsidiary” means any of our domestic subsidiaries that directly owns any Principal Property.
Events of Default
An “Event of Default” under the notes means:
(a)a default in any payment of interest on the notes when due and payable and such default continues for a period of 30 days;
(b)a default in the payment of principal of any note when due and payable at its stated maturity, upon any mandatory or optional redemption or required repurchase, upon declaration of acceleration or otherwise;
(c)the failure by us or any guarantor to comply with our other agreements contained in the indentures applicable to the notes for 90 days after we or such guarantor receives written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes affected thereby;
(d)we:
(i)commence a voluntary case,
(ii)consent to the entry of an order for relief against us in an involuntary case,
(iii) consent to the appointment of a custodian (which term includes the Viscount in Jersey) for us or for all or substantially all of our property, or
(iv) make a general assignment for the benefit of our creditors; and
(e)a court of competent jurisdiction enters an order or decree under any bankruptcy law that:
(i)is for relief against us in an involuntary case;
(ii)appoints a custodian (which term includes the Viscount in Jersey) for us, or for all or substantially all of our property; or
(iii) orders our liquidation, and the order or decree remains unstayed and in effect for 60 consecutive days.
The foregoing will constitute Events of Default with respect to the notes whatever the reason for any such Event of Default for any series issued and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
However, a default under clause (c) above will not constitute an Event of Default with respect to the notes until the trustee notifies us or the holders of at least 25% in principal amount of the outstanding notes of all series affected thereby notify us or the guarantors and the trustee of the default and we do not cure such default within the time specified in clause (c) above after receipt of such notice.
Modification and Waiver
The indentures may be amended or modified without the consent of any holder of notes in order to:
(a)cure any ambiguity, omission, defect or inconsistency;

(b)provide for the assumption by a successor entity of the obligations of ours or any guarantor under the relevant indenture;
(c)to establish the form or forms or terms of notes of any series;
(d)provide for global notes in addition to or in place of certificated notes (provided, however, that the global notes are issued in registered form for purposes of Section 163(f) of the Code);
(e)provide for any guarantees with respect to the notes or to confirm and evidence the release, termination or discharge of any guarantee when such release, termination or discharge is permitted under the relevant indenture;
(f)add to our covenants for the benefit of the holders of notes of any series issued or to surrender any right or power conferred upon us;
(g)make any amendment to the provisions of the relevant indenture relating to the form, authentication, transfer and legending of notes of any series issued; provided, however, that (i) compliance with the relevant indenture as so amended would not result in such notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not materially affect the rights of holders to transfer such notes;
(h)comply with any requirement of the SEC in connection with the qualification of the relevant indenture under the Trust Indenture Act;
(i)conform any provision of the relevant indenture or the notes of any series issued to the provisions of the offering document relating to any series issued of notes;
(j)modify any provisions of the relevant indenture, which modifications apply solely to series of notes not outstanding on the date of such supplemental indenture; or
(k)make any other change that does not adversely affect the rights of any holder of notes of any series issued in any material respect; and
(l)convey, transfer, assign, mortgage or pledge as security for the notes of any series issued any property or assets.
Other amendments and modifications of the indentures or the notes issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding notes of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding note affected:
(a)reduce the amount of notes of any series issued whose holders must consent to an amendment, supplement or waiver;
(b)reduce the rate of or extend the time for payment of interest on any note of any series issued;
(c)reduce the principal of or extend the Stated Maturity of any note of any series issued;
(d)reduce the premium payable upon the redemption of any note of any series issued or change the scheduled date at which any note of any series issued may be redeemed;
(e)make any notes of any series issued payable in money other than that stated in such notes;
(f)impair the right of any holder to receive payment of principal of and interest on such note on or after the due dates therefore or to institute suit for the enforcement of such payment on or with respect to such holder’s notes; or
(g)make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Satisfaction, Discharge and Covenant Defeasance
We may terminate our obligations under the indentures, when:
(a)either:
(i)all the notes of any series issued that have been authenticated and delivered (except lost, stolen or destroyed notes of any series issued which have been replaced or paid and notes of any series issued for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee or Registrar and Paying Agent for cancellation or
(ii)all notes of any series issued not theretofore delivered to the trustee or Registrar and Paying Agent for cancellation have become due and payable or will become due and payable within one year, whether at maturity or on a Redemption Date, pursuant to an irrevocable redemption notice, and we have deposited or caused to be deposited with the trustee or Registrar and Paying Agent funds or U.S. Government Obligations in an amount sufficient to pay and discharge the entire indebtedness on the notes of any series issued not theretofore delivered to the Trustee or Registrar and Paying Agent for cancellation, for principal of, premium, if any, and interest on the notes of any series issued to the date of deposit together with irrevocable instructions from us directing the Trustee or Registrar and Paying Agent to apply such funds to the payment thereof at maturity or redemption, as the case may be;
(b)we have paid all other sums due and payable under the relevant indenture; and
(c)we have delivered to the trustee or Registrar and Paying Agent an officer’s certificate and an opinion of counsel stating that all conditions precedent under the relevant indenture relating to the satisfaction and discharge of the relevant indenture have been complied with.
We may elect to have our obligations under the indenture discharged with respect to the outstanding notes of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes of any series issued under the relevant indenture, except for:
(a)the rights of holders of the notes to receive principal, interest and any premium when due;
(b)our obligations with respect to the notes concerning issuing temporary notes, registration of transfer of the notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment for security payments held in trust;
(c)the rights, powers, trusts, duties and immunities of the trustee; and
(d)the defeasance provisions of the indenture.
In addition, we may elect to have our obligations released with respect to certain covenants in the indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the notes of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” above will no longer constitute an event of default for that series.
In order to exercise either legal defeasance or covenant defeasance with respect to outstanding notes of any series:

(a)we must deposit with the paying agent, in trust, for the benefit of the holders, cash in United States dollars, U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay the principal amount at maturity of, premium, if any, and interest on the outstanding notes of any series issued on the stated date for payment thereof or on the applicable redemption date, as the case may be;
(b)in the case of legal defeasance, we must have delivered to the trustee an opinion of counsel in the United States of America reasonably acceptable to the trustee confirming that (i) we have received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the relevant indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes of any series issued will not recognize income, gain or loss for Federal income tax purposes as a result of such legal defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;
(c)in the case of covenant defeasance, we must have delivered to the trustee an opinion of counsel in the United States of America reasonably acceptable to the trustee confirming that the holders of the outstanding notes of any series issued will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;
(d)no Default or Event of Default shall have occurred and be continuing on the date of such deposit;
(e)such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under the relevant indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any lien securing such borrowing) or any other material agreement or instrument to which we our any of our subsidiaries is a party or by which we or any of our subsidiaries is bound;
(f)we must have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the legal defeasance or the covenant defeasance have been complied with; an
(g)we must have paid or duly provided for payment of all amounts then due to the trustee.
Notwithstanding the foregoing, the opinion of counsel required by clause (b) above with respect to a legal defeasance need not be delivered if all notes of any series issued not therefor delivered to the Registrar for cancellation (i) have become due and payable or (ii) will become due and payable on the maturity date or upon redemption within one year under arrangements satisfactory to the trustee for giving of notice of redemption by the trustee or Registrar in the name, and at our expense.
Book-Entry, Delivery and Settlement
2025 notes and 2028 notes
We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.
The notes of each series were initially represented by one or more fully registered global notes. Each such global note was deposited with, or on behalf of, a common depositary and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. You may hold your interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear. The address of Clearstream is 42 Avenue JF Kennedy, L-1855 Luxembourg, Luxembourg and the address of Euroclear is 1 Boulevard Roi Albert II, B-1210 Brussels, Belgium.
The distribution of the notes was cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euro with respect to the 2028 notes and U.S. dollars with respect to the 2025 notes, except as described in the applicable prospectus supplement.
Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.
The policies of Clearstream and Euroclear govern payments, transfers, exchanges and other matters relating to the investor’s interest in the notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.
Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.
Except as provided otherwise, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.
Certificated Notes. Subject to certain conditions, the notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof if:

(1)	the common depositary provides notification that it is unwilling, unable or no longer qualified to continue as depositary for the global notes and a successor is not appointed within 90 days;

(2)	we in our discretion at any time determine not to have all the notes of any series represented by the global note; or

(3)	default entitling the holders of the applicable notes of any series to accelerate the maturity thereof has occurred and is continuing.
Any note of any series that is exchangeable as above is exchangeable for certificated notes of any series issued issuable in authorized denominations and registered in such names as the common depositary shall direct. Subject to the foregoing, a global note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the common depositary (or its nominee).
Same-day Payment. Payments (including principal, interest and any additional amounts) and transfers with respect to notes of any series in certificated form may be executed at the office or agency maintained for such purpose within the City of London (initially the office of the paying agent maintained for such purpose) or, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the applicable notes of any series issued, provided that all payments (including principal, interest and any additional amounts) on notes in certificated form, for which the holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.
2026 notes, 2029 notes, 2046 notes and 2049 notes
We have obtained the information in this section concerning The Depository Trust Company (“DTC”) and their book-entry system and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. Those clearing systems could change their rules and procedures at any time.
The notes of each series were initially represented by one or more fully registered global notes. Each such global note was deposited with, or on behalf of, a common depositary and registered in the name of the nominee of the common depositary for the accounts of DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to DTC or its nominee. You may hold your interests in the global notes through DTC, either as a participant in such systems or indirectly through organizations which are participants in such systems. DTC will hold interests in the global notes on behalf of participating organizations or customers through customers’ securities accounts in DTC’s names on the books of its depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of DTC. The address of DTC is 455 Water St, New York, NY 10004.
DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation, and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). DTC has a rating of AA+ from Standard & Poor’s Ratings Services. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.